As filed with the Securities and Exchange Commission on February 20, 2024

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ASTRAZENECA PLC

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

1 Francis Crick Avenue

Cambridge Biomedical Campus

Cambridge CB2 0AA

England

(Address of principal executive offices)

ASTRAZENECA GLOBAL RESTRICTED STOCK PLAN

(Full title of the plan)

CT Corporation System

28 Liberty Street

New York, NY 10005

Tel: +1-212-894-8940

(Name, address and telephone
number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers an additional 20,000,000 Ordinary Shares, par value $0.25 each (“Ordinary Shares”), of AstraZeneca PLC (the “Company”), represented by an additional 40,000,000 American Depositary Shares, each representing one half of one Ordinary Share (“ADSs”), that may be offered or sold pursuant to an increase in the number of Ordinary Shares that may be awarded under the AstraZeneca Global Restricted Stock Plan (the “GRSP”), as amended by the Remuneration Committee of the Company’s Board of Directors on December 13, 2023. The GRSP provides that Ordinary Shares or ADSs will be purchased by the trustee of the GRSP for the accounts of the participants on the open market. The GRSP does not provide for Ordinary Shares to be issued by the Company out of its authorized and unissued Ordinary Shares. The additional securities are of the same class as other securities relating to the GRSP for which the Company’s Registration Statement on Form S-8 (File No. 333-240298) filed on August 3, 2020 (the “Prior Registration Statement”) is effective. The information contained in the Prior Registration Statement is hereby incorporated by reference pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

Not applicable. Because no original issuance securities are to be registered hereunder, no opinion of counsel regarding the legality of the securities being registered hereunder is required pursuant to Item 8(a)(i) of Form S-8.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Articles of Association (incorporated herein by reference to Exhibit 99.1 to Form 6-K filed by the Company on April 27, 2023 (File No. 001-11960)).

4.2	Form of Amended and Restated Deposit Agreement, by and among AstraZeneca PLC, Deutsche Bank Trust Company Americas, as depositary, and all holders and beneficial owners from time to time of ADSs issued thereunder (including as an exhibit thereto the form of American Depositary Receipt) (incorporated herein by reference to Exhibit (a) to Form F-6 filed by the Company on January 22, 2020 (File No. 333-236014)).

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

4.4	AstraZeneca Global Restricted Stock Plan.*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

24.1	Power of Attorney (see signature page hereto).*

107	Filing Fee Table.*

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act, AstraZeneca PLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in London on February 20, 2024.

ASTRAZENECA PLC

By	/s/ Adrian Kemp
	Name:	Adrian Kemp
	Title:	Company Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Adrian Kemp and Matthew Bowden (with full power to each of them to act alone), as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and any and all other documents that may be required in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Pascal Soriot	Executive Director and Chief Executive Officer	February 20, 2024
Pascal Soriot	(Principal Executive Officer)

/s/ Aradhana Sarin	Executive Director and Chief Financial Officer	February 20, 2024
Aradhana Sarin	(Principal Financial Officer)

/s/ Mani Sharma	SVP, Group Financial Controller	February 20, 2024
Mani Sharma	(Principal Accounting Officer)

/s/ Michael Demaré	Non-Executive Chairman of the Board	February 20, 2024
Michael Demaré

/s/ Philip Broadley	Senior Independent Non-Executive Director	February 20, 2024
Philip Broadley

/s/ Euan Ashley	Non-Executive Director	February 20, 2024
Euan Ashley

/s/ Deborah DiSanzo	Non-Executive Director	February 20, 2024
Deborah DiSanzo

/s/ Diana Layfield	Non-Executive Director	February 20, 2024
Diana Layfield

/s/ Anna Manz	Non-Executive Director	February 20, 2024
Anna Manz

/s/ Sheri McCoy	Non-Executive Director	February 20, 2024
Sheri McCoy

/s/ Tony Mok	Non-Executive Director	February 20, 2024
Tony Mok

/s/ Nazneen Rahman	Non-Executive Director	February 20, 2024
Nazneen Rahman

/s/ Andreas Rummelt	Non-Executive Director	February 20, 2024
Andreas Rummelt

/s/ Marcus Wallenberg	Non-Executive Director	February 20, 2024
Marcus Wallenberg

Authorized Representative

/s/ Mariam Koohdary	February 20, 2024
Mariam Koohdary, as duly authorized representative of AstraZeneca PLC in the United States

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